Exhibit 4.18

                               Extension Agreement

                   WARRANT TO PURCHASE SHARES OF COMMON STOCK OF
                         AMERICAN BIO MEDICA CORPORATION

Whereas, Steven Grodko ("Grodko") is the holder of a Warrant to purchase 400,000, (four hundred thousand) fully paid and nonassessable Common Shares of American Bio Medica Corporation (the "Company"), par value $.01 per share (the "Stock") at a price of $0.95 per share ("Stock Purchase Price"); and

Whereas, the Warrant is exercisable by payment of the Stock Purchase Price by cash payment, certified check or wire transfer at the option of Grodko at any time but not earlier than October 28, 2000 (the "Commencement Date") or later than 5:00 pm (New York Time) on October 28, 2005 (the "Expiration Date") for all or a portion of the shares of Stock subject to the Warrant; and

Whereas, Both the Company and Grodko wish to amend the "Expiration Date" of the Warrant by extending it to October 28, 2006.

Now therefore, Grodko and the Company hereby agree to amend the terms and conditions of the Warrant as follows:

1. The "Expiration Date" of the Warrant shall be extended by amending such term in each case such term appears in the Warrant to mean the sixth anniversary of the Commencement Date, or October 28, 2006.

2. Except as amended by this Agreement, the parties hereby ratify and confirm all of the terms of the Warrant and, without limiting the generality of the foregoing, Grodko hereby agrees that all terms, conditions, warranties and representations set forth in the Warrant are made by Grodko on the date hereof, as if fully set forth herein, including terms, conditions, warranties and representations concerning transfer of the Warrant and underlying stock.

3. This Extension Agreement may be signed in several counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute and be one and the same instrument.

      Upon full execution of this Extension Agreement, a new revised Warrant shall be issued and sent to Grodko via UPS Overnight delivery within 3 business days.

4. All questions concerning this Extension Agreement, its constructions, and the rights and liabilities of the Company and Grodko hereto shall be interpreted and enforced in accordance with the laws of the State of New York. For purposes of this Agreement, sole and proper venue shall be the City of Albany, State of New York.

                            (signature page follows)

IN WITNESS WHEREOF, both the Company and Grodko have executed this Extension Agreement the day and year written below.

American Bio Medica Corporation           Steven Grodko

By: /s/ Stan Cipkowski                     By: /s/ Steven Grodko
    ---------------------------------          ---------------------
        Stan Cipkowski                             Steven Grodko

Its: Chief Executive Officer/Director     Holder

Date: 10/26/05                            Date: 10/27/05
      -------------------------------           --------------------


                   And


By: /s/ Keith E. Palmer
    ---------------------------------
        Keith E. Palmer

Its: Chief Financial Officer

Date: 10/26/05
      -------------------------------